EXHIBIT 3.6
                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                                  SEITEL, INC.

     Seitel, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify:

     FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

          RESOLVED, that the sub-paragraph (a) of Article Fourth of the Certificate of Incorporation of the Corporation be amended by deleting the existing sub-paragraph (a) of Article Fourth and replacing it with the following:

               (a) The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000), consisting of and divided into:

                    (i) one class of fifty million (50,000,000) shares of common stock, par value $0.01 per share; and

                    (ii) one class of five million (5,000,000) shares of preferred stock, par value $0.01 per share, which may be divided into and issued in series, as hereinafter provided.

     SECOND: That the annual meeting of the Corporation was duly called and held on November 20, 1997, and at such meeting the necessary number of shares as required by law were voted in favor of such amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused Certificate of Amendment to be executed this 20th day of November, 1997.



                                        Seitel, Inc.



                                        By:  Paul A. Frame
                                           --------------------------
                                             Paul A. Frame, President